Exhibit 5

October 29, 2004

PainCare Holdings, Inc.

37 North Orange Avenue, Suite 500

Orlando, Florida 32801

(407) 926-6615

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with Amendment No. 1 to the registration statement on Form S-3 (File No. 333-118868) (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 9,615,323 shares of Common Stock, par value $0.0001 per share (the “Shares”), of PainCare Holdings, Inc., a Florida corporation (the “Company”), as follows:

•	606,165 shares of Common Stock representing: (i) 513,699 shares of Common Stock issuable upon conversion of $1,500,000 in principal amount of the Company’s secured convertible term note due June 2007 (the “June Note”), and (ii) 92,466 shares of Common Stock that would be issuable if the Company elects to pay interest on the June Note through the issuance of shares of Common Stock (collectively, the “June Note Shares”);

•	1,213,816 shares of Common Stock representing (i) 120% of 789,474 shares of Common Stock issuable upon conversion of $1,500,000 in principal amount of the Company’s 7.5% convertible debenture due 2007 (the “2007 Debenture”), and (ii) 120% of 222,039 shares of Common Stock that would be issuable if the Company elects to pay interest on the July Debenture through the issuance of shares of Common Stock (collectively, the “2007 Debenture Shares”);

•	428,000 shares of Common Stock representing (i) 165,000 shares of Common Stock issuable upon exercise of share purchase warrants that were issued to the purchaser of the June Note; (ii) 120% of the 165,000 shares of Common Stock issuable upon exercise of share purchase warrants that were issued to the purchaser of the July Debenture; and (iii) 65,000 shares of Common Stock issuable upon the exercise of other warrants (collectively, the “Warrant Shares”);

•	5,565,413 shares of Common Stock representing: (i) 2,205,413 shares of Common Stock issued in various business acquisitions (the “Acquisition Shares”), and (ii) 3,360,000 shares of Common Stock that are issuable pursuant to the earnout provisions of these acquisitions (the “Earnout Shares”);

•	1,578,386 shares of Common Stock representing 120% of 1,315,322 shares that would be issuable to the purchaser of the Company’s 7.5% Convertible Debenture due 2006 (the “2006 Debenture”) pursuant to an anti-dilution adjustment of the Fixed conversion price of the 2006 Debenture as a result of the Company’s October 2004 public offering (together with the 2007 Debenture Shares, the “Debenture Shares”); and

•	223,543 shares of Common Stock that would be issuable pursuant to an anti-dilution adjustment of the fixed conversion price of the Company’s two convertible secured term notes due February 2007 and March 2007 as a result of the Company’s October 2004 public offering (together with the June Note Shares, the “Note Shares”).

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed: the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to, and authenticity of, original documents of all documents submitted to us as copies; and the legal competence of all signatories to each such document.

We assume that all appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

Based upon and subject to the foregoing, and assuming the receipt of the appropriate consideration for the Shares, we are of the opinion that (i) the Note Shares, the Debenture Shares, the Warrant Shares and the Earnout Shares have been duly authorized and, when issued in accordance with their respective governing documents, will be validly issued, fully paid and non-assessable, and (ii) the Acquisition Shares have been duly authorized, and are validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions herein are based on currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you or anyone else of any change in any such statute, rule, regulation and/or decisions, or of any subsequent legal or factual developments which might affect any matter or opinion set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Phillips Nizer LLP
PHILLIPS NIZER LLP